           ----------------------------------------------------------
                                    GUARANTY

                                       by

                           PRO-FAC COOPERATIVE, INC.

                                  in favor of


                       SPRINGFIELD BANK FOR COOPERATIVES





                          Dated as of November 3, 1994


           ----------------------------------------------------------

                       TABLE OF CONTENTS

                                                             Page

1.  TERMS USED HEREIN; ACCOUNTING TERMS. . . . . . . . . . . .  1

2.  GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . .  2

3.  WAIVER OF NOTICE, RENEWALS, EXTENSIONS,
    MODIFICATIONS, ETC.. . . . . . . . . . . . . . . . . . . .  3

4.  GUARANTY ABSOLUTE AND UNCONDITIONAL. . . . . . . . . . . .  3

5.  NONIMPAIRMENT OF GUARANTY. . . . . . . . . . . . . . . . .  3

6.  GUARANTOR'S SUBORDINATION. . . . . . . . . . . . . . . . .  3

7.  REPRESENTATIONS AND WARRANTIES

     7.1  Incorporation, Good Standing, and Due
            Qualification. . . . . . . . . . . . . . . . . . .  4
     7.2  Corporate Power and Authority. . . . . . . . . . . .  4
     7.3  Legally Enforceable Agreement. . . . . . . . . . . .  4
     7.4  Financial Statements.. . . . . . . . . . . . . . . .  4
     7.5  Labor Disputes and Acts of God.. . . . . . . . . . .  5
     7.6  Other Agreements.. . . . . . . . . . . . . . . . . .  5
     7.7  Litigation.. . . . . . . . . . . . . . . . . . . . .  6
     7.8  No Defaults on Outstanding Judgments or Orders.. . .  6
     7.9  Ownership and Liens. . . . . . . . . . . . . . . . .  6
     7.10 Subsidiaries and Ownership of Stock. . . . . . . . .  6
     7.11 ERISA. . . . . . . . . . . . . . . . . . . . . . . .  6
     7.12 Operation of Business. . . . . . . . . . . . . . . .  7
     7.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . .  7
     7.14 Debt . . . . . . . . . . . . . . . . . . . . . . . .  7
     7.15 Environment. . . . . . . . . . . . . . . . . . . . .  7
     7.16 Restructuring Proposal.. . . . . . . . . . . . . . .  8
     7.17 Closing Date Pro-Forma Balance Sheet.. . . . . . . .  9
     7.18 Eligible Borrower Status.. . . . . . . . . . . . . .  9

 8.  AFFIRMATIVE COVENANTS

     8.1  Maintenance of Existence . . . . . . . . . . . . . .  9
     8.2  Maintenance of Records . . . . . . . . . . . . . . .  9
     8.3  Maintenance of Properties. . . . . . . . . . . . . .  9
     8.4  Conduct of Business. . . . . . . . . . . . . . . . . 10
     8.5  Maintenance of Insurance . . . . . . . . . . . . . . 10
     8.6  Compliance With Laws . . . . . . . . . . . . . . . . 10
     8.7  Right of Inspection. . . . . . . . . . . . . . . . . 10
     8.8  Reporting Requirements . . . . . . . . . . . . . . . 10
     8.9  Environment. . . . . . . . . . . . . . . . . . . . . 13
     8.10 Eligible Borrower Status . . . . . . . . . . . . . . 13
     8.11 Capital Contributions to Borrower. . . . . . . . . . 13
     8.12 Transfer of Bank Stock to Borrower . . . . . . . . . 13


9.  NEGATIVE COVENANTS

     9.1  Liens. . . . . . . . . . . . . . . . . . . . . . . . 13
     9.2  Debt . . . . . . . . . . . . . . . . . . . . . . . . 15
     9.3  Mergers, Etc . . . . . . . . . . . . . . . . . . . . 16
     9.4  Leases . . . . . . . . . . . . . . . . . . . . . . . 16
     9.5  Sale and Leaseback . . . . . . . . . . . . . . . . . 16
     9.6  Dividends; Patronage . . . . . . . . . . . . . . . . 17
     9.7  Sale of Assets . . . . . . . . . . . . . . . . . . . 17
     9.8  Investments. . . . . . . . . . . . . . . . . . . . . 18
     9.9  Guaranties, Etc. . . . . . . . . . . . . . . . . . . 18
     9.10 Transactions With Affiliates . . . . . . . . . . . . 18
     9.11 Fiscal Year. . . . . . . . . . . . . . . . . . . . . 19

10.  FINANCIAL COVENANTS

     10.1  Minimum Working Capital . . . . . . . . . . . . . . 19
     10.2  Minimum Tangible Net Worth. . . . . . . . . . . . . 19
     10.3  Long Term Debt to Equity Ratio. . . . . . . . . . . 19
     10.4  Total Net Worth.. . . . . . . . . . . . . . . . . . 19
     10.5  Cash Flow Coverage Ratio. . . . . . . . . . . . . . 20
     10.6  Capital Expenditures. . . . . . . . . . . . . . . . 20
     10.7  Consequence of Non-Compliance.. . . . . . . . . . . 20

11.  NO ENFORCEMENT WAITING PERIOD . . . . . . . . . . . . . . 20

12.  NO SUBROGATION, CONTRIBUTION, REIMBURSEMENT OR INDEMNITY. 20

13.  REINSTATEMENT OF GUARANTY.. . . . . . . . . . . . . . . . 21

14.  NO WAIVER; CUMULATIVE RIGHTS. . . . . . . . . . . . . . . 21

15.  ACCOUNT STATED. . . . . . . . . . . . . . . . . . . . . . 21

16.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 22

17.  SEVERABILITY OF PROVISIONS. . . . . . . . . . . . . . . . 22

19.  SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. . . . . . 22

20.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . 22

21.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . 23

22.  PARAGRAPH HEADINGS. . . . . . . . . . . . . . . . . . . . 23


                                    GUARANTY


     GUARANTY, dated as of November 3, 1994 (the 'Guaranty') made by PRO-FAC COOPERATIVE, INC., a New York cooperative corporation (the 'Guarantor') in favor of SPRINGFIELD BANK FOR COOPERATIVES, a corporation established under the laws of the United States of America and continuing as a federally chartered instrumentality of the United States under the Farm Credit Act of 1971, as amended (the 'Bank').

                                W I T N E S S E T H

     WHEREAS, PF Acquisition Corp., a New York corporation ('PF Acquisition') and Curtice-Burns Foods, Inc., a New York corporation ('Curtice-Burns'; together with PF Acquisition, individually and collectively, jointly and severally, the 'Borrower') have entered into with the Bank a Term Loan, Term Loan Facility and Seasonal Loan Agreement, dated as the date hereof (as amended, supplemented or modified from time to time, the 'Agreement');

     WHEREAS, the Borrower has requested the Bank to extend credit and the Bank has agreed to extend credit to the Borrower upon the terms and subject to the conditions set forth in the Agreement;

     WHEREAS, it is a condition precedent to the obligation of the Bank to extend credit to the Borrower under the Agreement that the Guarantor shall have executed and delivered this Guaranty to the Bank;

     WHEREAS, PF Acquisition is a wholly-owned subsidiary of the Guarantor;

     WHEREAS, PF Acquisition is this day merging with and into Curtice-Burns;

     WHEREAS, Curtice-Burns, as the survivor of the merger of PF Acquisition into Curtice-Burns, will be a wholly-owned subsidiary of the Guarantor; and

     WHEREAS, the Guarantor has close business connections with Curtice-Burns pursuant to which the Guarantor sells to Curtice-Burns crops grown by its members and Curtice-Burns processes and sells such crops.

     NOW THEREFORE, in consideration of the premises and to induce the Bank to enter into the Agreement, the Guarantor hereby agrees with the Bank as follows:


 1.  TERMS USED HEREIN; ACCOUNTING TERMS.

     1.1 Terms used herein which are defined in the Agreement and are not otherwise defined herein have the same meanings set forth in the Agreement.

     1.2 The following terms as used in this Guaranty have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     'Agreement' shall have the meaning assigned to such term in the first sentence of the recitals of this Guaranty.

     'Available Net Proceeds' shall have the meaning assigned to such term in Paragraph 9.6(b).

     'Bank' shall have the meaning assigned to such term in the first sentence of this Guaranty.

     'Borrower' shall have the meaning assigned to such term in the first sentence of the recitals of this Guaranty.

     'Commercial Market Value' means, with respect to the purchase of crops by the Borrower from the Guarantor under and as determined in accordance with the Marketing Agreement, the weighted average of the prices paid by other commercial processors for similar crops sold under pre-season contracts in the open market in the same or competing market areas.

     'Curtice-Burns' shall have the meaning assigned to such term in the first sentence of the recitals of this Guaranty.

     'Guaranteed Obligations' shall have the meaning assigned to such term in Paragraph 2(b).

     'Guarantor' shall have the meaning assigned to such term in the first sentence of this Guaranty.

     'Permitted Liens' shall have the meaning assigned to such term in Paragraph 9.1.

     'PF Acquisition' shall have the meaning assigned to such term in the first sentence of the recitals of this Guaranty.

     'Pro-Forma Balance Sheet' shall have the meaning assigned to such term in Paragraph 7.17.

     'Restricted  Payment'  shall  have the  meaning  assigned  to such  term in
Section 9.6(a).

     'Subsidiary' means, as to the Guarantor, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Guarantor.

     1.3 All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in paragraph 7.4 of this Guaranty and all financial data submitted pursuant to this Guaranty shall be prepared in accordance with such principles.


 2.  GUARANTY.

     As an inducement for and in consideration of the Bank extending financial accommodations to the Borrower pursuant to the Agreement, the Guarantor absolutely, irrevocably and unconditionally:

     (a) guarantees and agrees to be liable for full and indefeasible payment and performance when due of any and all obligations, liabilities and indebtedness of the Borrower to the Bank of every kind and description now existing and hereafter arising under the Agreement or any of the other Loan Documents, however, evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, whether arising before, during or after the initial or any renewal term of the Agreement, or after the commencement of any case with respect to the Borrower under the Bankruptcy Code or any similar statute, including, without limitation, all principal, interest, fees, commissions and expenses payable to the Bank, including, but not limited to, reasonable attorneys' fees and disbursements, chargeable to the Borrower and due from the Borrower under the Agreement or any of the other Loan Documents; and

     (b) agrees to pay to the Bank on demand the amount of all expenses (including, without limitation, reasonable attorneys' fees) incurred by the Bank in collecting or attempting to collect any of the Borrower's obligations to the Bank, whether from the Borrower, the Guarantor or any other Obligor, or by realizing upon Collateral (all of the foregoing described in clauses (a) and (b) being collectively referred to herein as the 'Guaranteed Obligations').


 3.  WAIVER OF NOTICE, RENEWALS, EXTENSIONS,
     MODIFICATIONS, ETC.

     Notice of acceptance of this Guaranty, the making of loans and extensions of credit to the Borrower and presentment, demand, protest, notice of protest, notice of nonpayment and all other notices to which the Borrower or the Guarantor is entitled are hereby waived, except for notices specifically provided for in this Guaranty or any other Loan Document. The Guarantor also waives notice of changes in terms or extensions of time of payment, the taking and releasing of Collateral or guaranties, and the settlement, compromise or release of any Guaranteed Obligations, and agrees that, as to the Guarantor, the amount of the Guaranteed Obligations shall not be diminished by any of the foregoing.

 4.  GUARANTY ABSOLUTE AND UNCONDITIONAL.

     This Guaranty is absolute, unconditional and continuing. Payment by the Guarantor shall be made to the Bank at its offices from time to time on demand as Guarantor's liability for the Guaranteed Obligations becomes due hereunder. One or more successive or concurrent actions may be brought hereon against the Guarantor, either in the same action in which the Borrower is sued or in separate actions. In the event any claim or action, or action on any judgment, based on this Guaranty is brought against the Guarantor, the Guarantor agrees not to deduct, set-off, or seek to counterclaim for or recoup any amounts which are or may be owed by the Bank or the Borrower to the Guarantor.


 5.  NONIMPAIRMENT OF GUARANTY.

     No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, nor shall any other circumstance which might otherwise constitute a defense available to, or legal or equitable discharge of, the Borrower in respect of any of the Guaranteed Obligations or the Guarantor in respect of this Guaranty, affect, impair or be a defense to this Guaranty. Without limitation of the foregoing, the liability of the Guarantor hereunder shall not be discharged or impaired in any respect by reason of any failure by the Bank to perfect or continue perfection of any lien or security interest in any security for the Guaranteed Obligations or any delay by the Bank in perfecting any such lien or security interest.


 6.  GUARANTOR'S SUBORDINATION.

     Subject to Paragraph 12 hereof, to the extent permitted by law, payment of all amounts now or hereafter owed to the Guarantor by the Borrower or any other Obligor of Guaranteed Obligations (whether by right of contribution or otherwise) is hereby subordinated to full and indefeasible payment to the Bank of the Guaranteed Obligations and is hereby assigned to the Bank as security therefor, except for amounts paid under the Marketing Agreement prior to the occurrence and during the continuance of an Event of Default.


 7.  REPRESENTATIONS AND WARRANTIES.

     The Guarantor represents and warrants to the Bank the following, each of which shall survive the closing of the transactions contemplated by the
Agreement:

     7.1 Incorporation, Good Standing, and Due Qualification. The Guarantor and each of its operating Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Guarantor and its operating Subsidiaries, taken as a whole.

     7.2 Corporate Power and Authority. The execution, delivery, and performance by the Guarantor and the Subsidiaries of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of such corporation that has not been obtained; (b) contravene such corporation's charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any material indenture, including, without limitation, the Subordinated Notes Indenture, or material loan or credit agreement or any other agreement, lease or instrument to which such corporation is a party or by which it or its properties may be bound or affected; or (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such corporation, except as contemplated by the Loan Documents.

     7.3 Legally Enforceable Agreement. This Guaranty is, and when delivered will be, a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     7.4 Financial Statements. The combined balance sheet of the Guarantor and its Subsidiaries and of Curtice-Burns and its Subsidiaries as at June 25, 1994, and the related combined statements of income and retained earnings of the Guarantor and its Subsidiaries and of Curtice-Burns and its Subsidiaries for the Fiscal Year then ended and the accompanying footnotes together with the opinion thereon, of Price Waterhouse, LLP, independent certified public accountants, dated in the case of the Guarantor's statements, September 28, 1994 and, in the case of Curtice-Burns' statements, August 10, 1994 (except as to Note 3, which is as of September 22, 1994), copies of which have been furnished to the Bank, are complete and correct and fairly present on a combined basis the consolidated financial condition of the Guarantor and its Subsidiaries and of Curtice-Burns and its Subsidiaries as at such dates and the consolidated results of the operations of the Guarantor and its Subsidiaries and of Curtice-Burns and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, and since June 25, 1994, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Guarantor and its Subsidiaries, taken as a whole, or Curtice-Burns and its Subsidiaries, taken as a whole. There are no liabilities of the Guarantor or any of its Subsidiaries or Curtice-Burns or any of its Subsidiaries fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto other than liabilities arising in the ordinary course of business since June 25, 1994 and liabilities arising in connection with the Offer and the Merger.

     7.5 Labor Disputes and Acts of God. Neither the business nor the properties of Guarantor or any Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Guarantor and its Subsidiaries, taken as a whole, except as has been disclosed to the Bank.

     7.6 Other Agreements. Except as otherwise set forth in the Agreement, neither the Guarantor nor any Subsidiary is a party to any indenture, loan or credit agreement or to any lease or other agreement or instrument or subject to any charter or corporate restriction which is reasonably likely to have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Guarantor and its Subsidiaries, taken as a whole, or the ability of the Guarantor or any Subsidiary to carry out its obligations under the Loan Documents to which it is a party. Except as set forth in the Agreement, neither the Guarantor nor any Subsidiary is in default in any material respect of the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

     7.7 Litigation. Except as otherwise set forth in the Agreement, there is no pending or, to the Guarantor's knowledge, threatened action or proceeding against or affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor and its Subsidiaries, taken as a whole, or the ability of the Guarantor or any Subsidiary to perform its obligations under the Loan Documents to which it is a party.

     7.8 No Defaults on Outstanding Judgments or Orders. The Guarantor and its Subsidiaries have complied with their respective obligations under all judgments in excess of Five Hundred Thousand Dollars ($500,000) and neither the Guarantor nor any Subsidiary is in default with respect to any material judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator or federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

     7.9 Ownership and Liens. The Guarantor and each Subsidiary has title to or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in paragraph 7.4 (other than any properties or assets disposed of in the ordinary course of business or pursuant to the transactions described in Schedule 4.1(a) of the Agreement) and none of the properties and assets owned by the Guarantor or any Subsidiary and none of their leasehold interests is subject to any Lien, except Permitted Liens, and except for such interests, properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business.

     7.10 Subsidiaries and Ownership of Stock. The Borrower is a wholly-owned subsidiary of the Guarantor, incorporated under the laws of the State of New York. Set forth in Schedule 5.9 of the Agreement is a complete and accurate list of all other Subsidiaries of the Guarantor, showing the jurisdiction of incorporation of each and showing the ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and nonassessable and is owned by the Guarantor free and clear of all Liens, except for Permitted Liens.

     7.11 ERISA. The Guarantor and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA to the extent such provisions are applicable thereto. Neither a Reportable Event nor a Prohibited Transaction is continuing with respect to any Plan; except as set forth in
Schedule 5.10 of the Agreement, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated since September 1, 1989; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; except as set forth in Schedule 5.10 of the Agreement, neither the Guarantor nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan since September 1, 1989; the Guarantor and each Commonly Controlled Entity have met their minimum funding requirements (if any) under ERISA with respect to all of their Plans and, except as set forth in the Agreement, the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Guarantor nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

     7.12 Operation of Business. The Guarantor and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Guarantor and its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing, except where the failure to possess or any such violation would not have a material adverse effect on the Guarantor and its Subsidiaries, taken as a whole.

     7.13 Taxes. Except as set forth in the Agreement, Guarantor and each of its Subsidiaries have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties. The federal income tax liabilities of the Guarantor and its Subsidiaries have been audited by the Internal Revenue Service and have been finally determined and satisfied for all taxable years up to and including the taxable year 1988.

     7.14 Debt. Schedule 5.13 to the Agreement is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other agreements and arrangements presently in effect providing for or relating to extensions of credit for borrowed money (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Guarantor or any Subsidiary is in any manner directly or contingently obligated in an aggregate principal amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); and the maximum principal or face amounts of the credit in question outstanding as of August 27, 1994 are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule 5.13.

     7.15 Environment. Except as set forth in the Agreement, to the best of the Guarantor's knowledge, the Guarantor and each Subsidiary have duly complied with and their businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. To the best of the Guarantor's knowledge, Guarantor and each Subsidiary have been issued all required federal, state and local permits, licenses, certificates and approvals relating to (a) air emissions; (b) discharges to surface water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (f) other environmental, health, or safety matters. A true, accurate, complete, and current list of all such permits, licenses certificates and approvals has been delivered to the Bank. Except as described in Schedule 5.14 to the Agreement, neither the Guarantor nor any Subsidiary has received notice of, nor knows of nor suspects facts which might constitute any violations of any federal, state, or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except as described in Schedule 5.14 of the Agreement, to the best of the Guarantor's knowledge, there has been no emission, spill, release, or discharge into or upon
(a) the air; (b) soils, or any improvements located thereon; (c) surface water or groundwater; or (d) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, in violation of any applicable laws, of any toxic or hazardous substances or wastes at or from the premises; and the premises of the Guarantor and its Subsidiaries are free of all such toxic or hazardous substances or wastes. Except as set forth in Schedule 5.14 to the Agreement, to the best of the Guarantor's knowledge, there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (a) air emissions; (b) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (c) noise emissions; (d) solid or liquid waste disposal; (f) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (g) other environmental, health or safety matters affecting the Guarantor or any Subsidiary or any of their businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the best of the Guarantor's knowledge, neither the Guarantor nor its Subsidiaries have any indebtedness, obligations, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal) which is not shown on Schedule 5.14 of the Agreement. Set forth in Schedule 5.14 of the Agreement is a list of all real property owned or leased by the Guarantor and its Subsidiaries at any time since November 1, 1991 wherever located, and a brief description of the business conducted at such location.

     7.16 Restructuring Proposal. No changes have been made at any time prior to the Closing Date to the Guarantor's Restructuring Proposal, dated August 25, 1994, and the supplement thereto, dated September 1, 1994, other than changes which have been disclosed to the Bank.

     7.17 Closing Date Pro-Forma Balance Sheet. The Guarantor has in Good Faith prepared and furnished to the Bank a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of immediately after consummation of the Merger and the transactions incident thereto and attached hereto as Schedule 7.17 (the 'Pro Forma Balance Sheet'). The Pro-Forma Balance Sheet is based on assumptions which the Guarantor believes are reasonable and have been applied consistently with those used in the preparation of the financial statements referred to in paragraph 7.4 and, to the best of the Guarantor's knowledge, fairly presents the financial condition of the Borrower and its Subsidiaries as of immediately after the consummation of the Merger and the transactions incident thereto. The Guarantor makes no representation or warranty as to the actual occurrence of the matters reflected in such projections or the nonoccurrence of events not reflected in such projections.

     7.18 Eligible Borrower Status. The Guarantor is an eligible borrower under the Farm Credit Act of 1971, as amended.


 8.  AFFIRMATIVE COVENANTS.

     Until the Guaranteed Obligations have been paid in full and the Bank has no Commitment under the Agreement, the Guarantor will:

     8.1 Maintenance of Existence. Preserve and maintain, and cause each operating Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each operating Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Guarantor and its operating Subsidiaries, taken as a whole, and except as otherwise contemplated by Section 9.3.


     8.2 Maintenance of Records. Keep, and cause each operating Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP (in all material respects) consistently applied, reflecting all financial transactions of the Guarantor and its operating Subsidiaries.

     8.3 Maintenance of Properties. Maintain, keep, and preserve, and cause each operating Subsidiary to maintain, keep, and preserve, all of its properties
(tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     8.4 Conduct of Business. Continue, and cause each operating Subsidiary to continue, to engage in a business of the same general type as conducted by it on the date of this Guaranty and to not permit any non-operating Subsidiary to engage in a business other than one of the same general type as conducted by the Guarantor or any Subsidiary as of the date of this Agreement.

     8.5 Maintenance of Insurance. Maintain, and cause each operating Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     8.6 Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except for such taxes, assessments and other charges being contested in Good Faith by appropriate proceedings and for which appropriate reserves are maintained.

     8.7 Right of Inspection. At any reasonable time and from time to time upon at least two (2) Business Days' notice prior to the occurrence of an Event of Default and at any time and without prior notice upon and during the continuance of an Event of Default, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any Subsidiary, and to discuss the affairs, finances, and accounts of the Guarantor and any Subsidiary with any of their respective officers and directors and the Guarantor's independent certified public accountants.

     8.8  Reporting Requirements.  Furnish to the Bank:

          (a) Quarterly financial statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year of the Guarantor, consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as of the end of such quarter, consolidated statements of cash flow and net proceeds of the Guarantor and its consolidated Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, and consolidated statements of changes in shareholders' and members' capitalization of the Guarantor and its consolidated Subsidiaries for the portion of the Fiscal Year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and subject to year-end adjustments), and certified by the chief financial officer of the Guarantor;

          (b) Annual financial statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of the Guarantor, consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as of the end of such Fiscal Year, and consolidated statements of cash flow and net proceeds of the Guarantor and its consolidated Subsidiaries for such Fiscal Year, and consolidated statements of changes in shareholders' and members' capitalization of the Guarantor and its consolidated Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP, consistently applied, and as to the consolidated statements, accompanied by an opinion thereon by Price Waterhouse LLP or other independent certified public accountants selected by the Guarantor and reasonably acceptable to the Bank.

          (c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Guarantor or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Guarantor or any Subsidiary made by such accountants;

          (d) Certificate of No Default. Within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of the Guarantor and within ninety (90) days after the end of each Fiscal Year of the Guarantor, a certificate of the chief financial officer of the Guarantor (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (ii) with computations demonstrating compliance with the covenants contained in paragraph 10;

          (e) Accountant's report. Simultaneously with the delivery of the annual financial statements referred to in paragraph 8.8(b), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default under paragraphs 9.2, 9.6, 9.8, or 10.1 through 10.6, inclusive, of this Guaranty, or if such accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

          (f) Notice of litigation. Promptly after becoming aware of the same, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Guarantor or any Subsidiary which is reasonably likely to have a material adverse effect on the financial condition, properties, or operations of the Guarantor or such Subsidiary;

          (g) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) Business Days after becoming aware of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Guarantor with respect thereto;

          (h) ERISA reports. As soon as possible, and in any event within thirty
(30) days after the Guarantor knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Guarantor or any Commonly Controlled Entity, and promptly, but in any event within two (2) Business Days of receipt by the Guarantor or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly, but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) with respect to the Guarantor or any Commonly Controlled Entity, the Guarantor will deliver to the Bank a certificate of the chief financial officer of the Guarantor setting forth all relevant details and the action which the Guarantor proposes to take with respect thereto;

          (i) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture including without limitation, the Subordinated Notes Indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this paragraph 8.8;

          (j) Financial Reports. Promptly after the sending or filing thereof, copies of all financial statements, and reports which the Guarantor sends to its stockholders generally and copies of all regular, periodic and special reports and all registration statements which the Guarantor or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

          (k) Financial Plans. No later than sixty (60) days prior to the commencement of each Fiscal Year, provide the Bank with a financial plan for such Fiscal Year, prepared in a manner substantially consistent with the Guarantor's past practice. The Bank shall advise the Guarantor within ten (10) days after its receipt of such plan if such plan is not reasonably satisfactory to the Bank. Following receipt of such notice, the Guarantor and the Bank will work in Good Faith to develop such a plan that is reasonably satisfactory to the Guarantor and the Bank.

          (l)  General  information.   Such  other  information  respecting  the
condition or operations, financial or otherwise, of the Guarantor or any Subsidiary as the Bank may from time to time reasonably request.

     8.9 Environment. Except as set forth in Schedule 5.14 of the Agreement, be and remain, and cause each Subsidiary to be and remain, in compliance in all material respects with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder provided, that, with respect to the matters set forth in Schedule 5.14 of the Agreement, diligently exercise its reasonably commercial efforts to remedy, and cause each Subsidiary to diligently exercise its reasonably commercial efforts to remedy, same; notify the Bank immediately after becoming aware of any hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank promptly after becoming aware of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except as such fine or penalty is being contested in Good Faith by appropriate proceedings and for which appropriate reserves are maintained; permit the Bank, upon reasonable notice prior to the occurrence of an Event of Default and at any time and without prior notice upon and during the continuance of an Event of Default, to inspect the premises, to conduct tests thereon and to inspect all books, correspondence, and records pertaining thereto; and, at the Bank's request, and at the Guarantor's expense, provide a report with respect to any Real Property Collateral designated by the Bank of a qualified environmental engineer, reasonably satisfactory in scope, form and content to the Bank.

     8.10 Eligible Borrower Status. Be and remain an eligible borrower under the Farm Credit Act of 1971, as amended.

     8.11 Capital Contributions to Borrower. As promptly as practicable, and in any event within ten (10) Business Days, after receipt from the Borrower of any payment made in excess of the Commercial Market Value for crops and services pursuant to the Marketing Agreement, the Guarantor will invest in cash as equity in the Borrower an amount equal to at least 70% of such excess.

     8.12 Transfer of Fixed Assets and Bank Stock to Borrower. On or before the Closing Date, transfer to the Borrower, as a capital contribution to the Borrower, (a) the entire existing investment of the Guarantor in Bank Stock and
(b) all, or substantially all, of the Guarantor's fixed assets.


 9.  NEGATIVE COVENANTS.

     Until the Guaranteed Obligations have been paid in full and the Bank has no Commitment under the Agreement, the Guarantor will not:

     9.1 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties now owned or hereafter acquired, except the following (collectively, the 'Permitted Liens'):

          (a)  Liens in favor of the Bank;

          (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

          (c) Liens imposed by law, such as mechanics', materialmen's, landlord's, warehousemen's, and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

          (d) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation securing obligations that are not past due and for which appropriate reserves have been established;

          (e) Monetary deposits or pledges or bonds to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Guaranty), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

          (f) Judgment and other similar Liens arising in connection with court proceedings, other than those, or any portion thereof, for which an insurance company has unconditionally agreed to provide coverage, securing Debt in an amount not in excess of Two Hundred and Fifty Thousand Dollars ($250,000) provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (g) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Guarantor or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          (h) Liens securing obligations of a Subsidiary to the Guarantor or the Borrower or another Guarantor;

          (i) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

               (i) Any property subject to any of the foregoing is acquired by the Guarantor or any Subsidiary in the ordinary course of its respective business and the Lien on any such property attaches to such asset concurrently or within twenty (20) days after the acquisition thereof;

               (ii) The obligation secured by any Lien so created, assumed or existing shall not exceed the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Guarantor or Subsidiary acquiring the same;

              (iii) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

               (iv) The Debt secured by all such Liens shall not exceed One Hundred Thousand Dollars ($100,000) at any time outstanding in the aggregate;

               (v) The Debt secured by such Lien is permitted by the provisions of paragraph 9.2, and the related expenditure is permitted under paragraph 10.6.

          (j) Liens permitted under any of the other Loan Documents in favor of a Person other than the Bank; and

          (k) Subject to compliance by the Guarantor and the Subsidiaries with the covenants contained in the Parent Security Agreement, the Borrower Security Agreement and the Subsidiaries Security Agreement, respectively, (i) Liens on farm products purchased by the Guarantor or any Subsidiary and on accounts arising from the sale thereof in favor of the sellers of such farm products or any secured lender to such seller, and (ii) statutory trusts created under the Perishable Agricultural Commodities Act in favor of the Guarantor's or any Subsidiary's suppliers of food products derived from perishable agricultural commodities; and

          (l) Liens pursuant to Capital Leases permitted under paragraph 9.2(i).

     9.2 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist any Debt, except:

          (a) Debt of the Borrower under the Agreement or of the Guarantor under this Guaranty or of the Subsidiary Guarantors under the Subsidiaries Guaranty;

          (b) Debt described in Schedule 7.2(b) of the Agreement, but no voluntary prepayment, renewals, extensions, or refinancing thereof, except for renewals or extensions of Capital Leases or as described on such Schedule;

          (c) Debt of the Borrower subordinated on terms reasonably satisfactory to the Bank to the Borrower's obligations under the Agreement, including, without limitation, the Debt evidenced by the Subordinated Notes (and guarantees thereof by the Guarantor and the Subsidiaries);

          (d) Debt of the Guarantor to any Subsidiary or of any Subsidiary to the Guarantor or another Subsidiary;

          (e) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), of which an aggregate amount not in excess of One Hundred Thousand Dollars ($100,000) is more than ninety (90) days past due at any time, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

          (f) Debt of the Guarantor or any Subsidiary secured by purchase-money Liens permitted by paragraph 9.1(i);

          (g)  Debt arising under the Marketing Agreement;

          (h) Debt of the Guarantor to the Borrower, up to a principal amount outstanding at any time of Ten Million Dollars ($10,000,000) for the Guarantor's working capital purposes;

          (i) Debt of the Guarantor or any Subsidiary in respect of any Capital Lease in an aggregate principal amount not in excess of Four Million Dollars ($4,000,000) at any time outstanding.

          (j) Debt of the Borrower for the purposes of fixing or hedging interest rate risk of other Debt permitted under the Agreement;

          (k) Debt with respect to deferred compensation arrangements, post-retirement benefits and other employee, unemployment or retiree benefits, in each case incurred in the ordinary course of business and consistent with past practice;

          (l) Debt for taxes payable (but not past due, unless being contested in Good Faith by appropriate proceedings and for which appropriate reserves have been taken) or deferred in accordance with the Code or other applicable law;

          (m) Debt of the Guarantor to its members incurred in the ordinary course of business and consistent with past practice;

          (n)  Debt arising under guaranties permitted under paragraph 9.9; and

          (o) Debt (other than Debt permitted pursuant to clauses (a) through (n) of this paragraph 9.2) in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding.

     9.3 Mergers, Etc. Except for the Merger, wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except (a) that any Subsidiary may merge into or transfer assets to the Borrower, (b) that any Subsidiary other than the Borrower may merge into or consolidate with or transfer assets to any other Subsidiary, and (c) in connection with any of the transactions described in Schedule 4.1(q) to the Loan Agreement.

     9.4 Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) Capital Leases permitted by paragraph 9.2(i); (b) leases (other than Capital Leases) which do not in the aggregate require the Guarantor and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which the Guarantor or any Subsidiary is required to pay under the terms of any lease) in any Fiscal Year of the Guarantor in excess of Fifteen Million Dollars ($15,000,000); and (c) leases between the Guarantor and any Subsidiary or between any Subsidiaries.

     9.5 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

     9.6  Dividends; Patronage.

          (a) Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Guarantor (collectively, a 'Restricted Payment'), except that, solely from legally available funds and provided no Event of Default has occurred and is continuing, or will occur as a result of a Restricted Payment, (i) any Subsidiary may make a Restricted Payment to any other Subsidiary or to the Borrower or the Guarantor, (ii) the Guarantor may issue preferred stock or other equity securities in respect of outstanding securities or Retains solely in accordance with the Guarantor's current member's equity program, previously submitted to the Bank, which members equity program shall not be amended in any manner or replaced without the prior written consent of the Bank, (iii) the Guarantor may make a Restricted Payment with respect to its capital stock in an aggregate amount not to exceed (A) Six Million Dollars ($6,000,000) for the Fiscal Year ending June, 1995, (B) Seven Million Five Hundred Thousand Dollars ($7,500,000) for each of the Fiscal Years ending June, 1996 and 1997, (C) Eight Million Dollars ($8,000,000) for the Fiscal Year ending June, 1998, (D) Eight Million Five Hundred Thousand Dollars ($8,500,000) for the Fiscal Year ending June, 1999 and (E) Nine Million Dollars ($9,000,000) for each Fiscal Year therafter, and (iv) payments permitted under paragraph 9.6(b).

          (b) Make any cash distribution to its stockholders (other than Restricted Payments permitted by paragraph 9.6(a) and payments of Commercial Market Value for crops), except that the Guarantor may make cash distributions to its members to the extent of one hundred percent (100%) of 'net proceeds available to members' of the Guarantor, as that term is used in the Guarantor's then most recent audited financial statements for the immediately preceding Fiscal Year ('Available Net Proceeds'), provided, however, that if any Event of Default has occurred or would occur as a result of any such cash distribution, then the cash distributions described in this paragraph 9.6(b) shall not exceed that amount of Available Net Proceeds that is equal to the then minimum percentage of Available Net Proceeds required to be distributed by the Guarantor to its stockholders in order to qualify the distribution as a deductible patronage distribution for federal income tax purposes.

     9.7 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, accounts receivable, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower or to another Subsidiary located in the continental United States; (d) as contemplated by the transactions described in Schedule 4.1(q) to the Agreement; (e) assets (including shares of stock disposed of that have a fair market value not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for each Fiscal year of the Guarantor; and (f) assets (including shares of stock) disposed of for net proceeds not in excess of Five Hundred Thousand Dollars $500,000 in the aggregate for each Fiscal Year of the Guarantor. Net proceeds arising from sales of assets permitted by clauses (d), (e) and (f) of this paragraph 9.7 shall be promptly delivered to the Bank for application by the Bank to the prepayment of the Term Loan or the Term Loan Facility, as elected by the Borrower in the manner provided by Section 2.16 of the Agreement.

     9.8 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (a) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least 'A-1' by Standard & Poor's Corporation or 'P-1' by Moody's Investors Service, Inc.;
(c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); (d) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any Subsidiary; (e) pursuant to the Marketing Agreement; (f) equity securities held by the Guarantor or any Subsidiary in another Subsidiary; (g) loans of up to Ten Million Dollars ($10,000,000) in principal amount at any time outstanding from the Borrower to the Guarantor for the Guarantor's working capital purposes, which bear interest at a rate at least equal to the rate that would have been then applicable to the Seasonal Loans made as Prime Loans on the date such loans from the Borrower to the Parent were made; and (h) investments permitted or required under Section 8 of the Agreement.

     9.9 Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties pursuant to the Loan Documents by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and guaranties of Debt permitted under paragraph 9.2.

     9.10 Transactions With Affiliates. Enter into any transaction, including, without limitation. the purchase, sale. or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any such transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except (a) the Borrower and its Subsidiaries will not be prohibited from declaring or paying any lawful dividend so long as, immediately after giving effect thereto, no Default shall have occurred and be continuing; (b) transactions and conduct entered into pursuant to the Marketing Agreement shall not be prohibited; (c) transactions and conduct permitted by paragraph 9.6 of this Agreement or otherwise by the Loan Agreement shall not be prohibited; and (d) the Guarantor and its Subsidiaries shall be entitled to enter into transactions in the ordinary course of and pursuant to the reasonable requirements of the Guarantor's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     9.11  Fiscal Year.  Change its Fiscal Year.


10.  FINANCIAL COVENANTS.

     Until the Guaranteed Obligations have been paid in full and the Bank has no Commitment under the Agreement:

     10.1 Minimum Working Capital. The Guarantor will achieve and maintain consolidated working capital of not less than One Hundred Million Dollars ($100,000,000) as of the Closing Date and the end of each month thereafter.

     10.2 Minimum Tangible Net Worth. Within One Hundred and Twenty (120) days after completion of the Merger, the Guarantor will deliver to the Bank the Guarantor's calculation of its consolidated tangible net worth as of the time immediately after the consummation of the Merger, subject to final adjustments made in accordance with GAAP. At the end of each month thereafter and before the Termination Date, the Guarantor will achieve and maintain at all times consolidated tangible net worth of not less than the amount so determined after completion of the Merger.

     10.3 Long Term Debt to Equity Ratio. The Guarantor will maintain a consolidated long term debt to equity ratio of not greater than the following minimum ratios at the end of each month during the following periods:

          Minimum Ratio  Period

           3.1 to 1.0    Closing Date through May, 1995

           2.8 to 1.0    For the Fiscal Year ending June, 1995 through May, 1996

           2.7 to 1.0    For the Fiscal Year ending June, 1996 through May, 1997

           2.5 to 1.0    For the Fiscal Year ending June, 1997 through May, 1998

           2.15 to 1.0   For the Fiscal Year ending June, 1998 through May, 2001

           1.8 to 1.0    For the Fiscal Year ending June, 2001 and each Fiscal Year therafter

     10.4 Total Net Worth. (a) The Guarantor and its Subsidiaries will achieve and maintain a consolidated total net worth (including capital stock, earnings allocated to members of the Guarantor and earned surplus) of not less than the following minimum percentages of total assets as at the end of each month during the periods set forth below, other than the last month of a Fiscal Year:

     Minimum Percentage               Period

          15%            Closing Date through the Fiscal Year ending June, 2000
          20%            Fiscal Year ending June, 2001 and each Fiscal Year
                         thereafter

     (b) The Guarantor and its Subsidiaries will achieve and maintain a consolidated total net worth (including capital stock, earnings allocated to members of the Guarantor and earned surplus) of not less than the following minimum percentages of total assets as at the end of each Fiscal Year set forth below:
                                       14



     Minimum Percentage       Fiscal Year Ending

          19%            June, 1995 and 1996
          20%            June, 1997, 1998, 1999 and 2000
          25%            June, 2001 and at the end of each Fiscal Year thereafter


     10.5 Cash Flow Coverage Ratio. The Guarantor will achieve and maintain a cash flow coverage ratio on a consolidated basis at the end of each Fiscal Year of (1) net income after taxes, plus depreciation, plus amortization, plus deferred finance charges for such Fiscal Year to (2) the current portion of long term debt, plus capital expenditures, plus dividends to preferred stockholders, plus cash patronage payments for such Fiscal Year, of not less than 1.0 to 1.0 for the Fiscal Year ending June, 1995 and not less than 1.1 to 1.0 for each Fiscal Year thereafter.

     10.6 Capital Expenditures. The Guarantor and its Subsidiaries will not purchase any fixed or capital assets (collectively, 'Capital Expenditures') in any Fiscal Year of the Guarantor and its Subsidiaries in excess of the sum of
(a) the amount of depreciation reflected on the year-end consolidated financial statements of the Guarantor and its Subsidiaries for such Fiscal Year (the 'Annual CapEx Limit'), plus (b) an amount equal to the aggregate sum of the amount, if any, by which the Annual CapEx Limit for all prior Fiscal Years exceeded, on a cumulative basis, the aggregate amount of Capital Expenditures in all such prior Fiscal Years, commencing with the Fiscal Year ending June, 1994.

     10.7 Consequence of Non-Compliance. If the Guarantor fails to comply with any of the financial covenants set forth in paragraphs 10.1 through 10.5 inclusive, then, without in any way limiting or waiving any of the Bank's rights or remedies under this Guaranty, the Agreement or the other Loan Documents, the Guarantor shall make no cash payments to growers for raw products in excess of ninety percent (90%) of Commercial Market Value therefor in any Fiscal Year in which such covenant default occurs.


11.  NO ENFORCEMENT WAITING PERIOD.

     The Guarantor agrees that its liability hereunder may be enforced when Guaranteed Obligations are due or at any time thereafter and that the Bank shall not be required to attempt to first collect any Guaranteed Obligations from the Borrower or other Obligor or to realize upon any Collateral.


12.  NO SUBROGATION, CONTRIBUTION, REIMBURSEMENT OR INDEMNITY.

     Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby irrevocably waives, for so long as any Obligation is due the Bank or the Bank has any Commitment, all rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of the Bank against the Borrower for the payment of the Guaranteed Obligations. The Guarantor hereby further irrevocably waives, for so long as any Obligation is due the Bank or the Bank has any Commitment, all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower or any other Person which may have arisen in connection with this Guaranty. Until the Guaranteed Obligations have been paid in full and the Bank shall have no Commitment under the Agreement, if any amount shall be paid by or on behalf of the Borrower to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of the Guarantor, and shall forthwith upon receipt by the Guarantor, be turned over to the Bank in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Bank, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as the Bank may determine. The provisions of this paragraph shall survive for a period of one (1) year after the termination of this Guaranty and the payment in full of the Guaranteed Obligations and the termination of the Commitment.

13.  REINSTATEMENT OF GUARANTY.

     Guarantor agrees that this Guaranty shall remain in full force and effect or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or otherwise restored by the Bank to the Borrower, the Guarantor or to any other party who made such payment, or to the creditors of the Borrower or the Guarantor or a representative of any such creditors.

14.  NO WAIVER; CUMULATIVE RIGHTS.

     No delay on the Bank's part in exercising any rights hereunder or failure to exercise the same shall constitute a waiver of such rights. No notice or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor to take further action without notice or demand as provided herein. No waiver of any of the Bank's rights hereunder and no modification or amendment of this Guaranty shall be deemed to be made by the Bank unless the same shall be in writing, duly signed on the Bank's behalf, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the Bank's rights or the obligations of Guarantor to the Bank in any other respect at any other time.


15.  ACCOUNT STATED.

     The Bank's books and records showing the accounts between the Bank and the Borrower shall be admissible in evidence in any action or proceeding as prima facie proof of the items therein set forth, and the Bank's statements delivered to the Borrower, to the extent to which no written objection is made within thirty (30) days after the date of receipt thereof, shall constitute an account stated between the Bank and the Borrower and be binding on Guarantor. The Bank may apply all payments, proceeds of Collateral and all other amounts received from or for the account of the Borrower or the Guarantor to the Guaranteed Obligations in such order and manner as the Bank shall in its sole discretion determine, except as may be otherwise provided in the Agreement or any other Loan Document.


16.  TERMINATION.

     The Guarantor shall continue liable hereunder until one of the Bank's officers actually receives written termination notice by certified mail, return receipt requested; but the giving of such notice shall not relieve Guarantor from liability in respect of any Guaranteed Obligations incurred and Loans and Letter of Credit Accommodations, if any, which the Bank has committed before such written notice is received to advance to or for the account of the Borrower, or for post-termination collection expenses and interest pertaining to any Guaranteed Obligations arising before termination.

17.  SEVERABILITY OF PROVISIONS.

     Guarantor agrees that in the event any provision hereof shall be deemed to be invalid by any court or statute, such invalidity shall not affect the remainder of the Guaranty.


18.  GOVERNING LAW.

     This Guaranty shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without reference to the conflicts of laws principles of said State.


19.  SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

     Guarantor hereby irrevocably submits and consents to the non-exclusive jurisdiction of State and Federal Courts in the State of New York in connection with any action or proceeding arising out of or relating to this Guaranty, or any motion arising therefrom or relating thereto.


20.  WAIVER OF JURY TRIAL.

     THE GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY.

21.  SUCCESSORS AND ASSIGNS.

     This Guaranty shall be binding upon Guarantor and its successors and assigns and shall benefit the Bank and its successors, endorsees, transferees and assigns.


22.  PARAGRAPH HEADINGS.

     Paragraph headings are for convenience of reference only and shall not be deemed a part of this Guaranty.

     IN WITNESS WHEREOF, Pro-Fac Cooperative, Inc. has executed and delivered this Guaranty as of this 3rd day of November, 1994.

                              PRO-FAC COOPERATIVE, INC.

                              By:       /s/ Roy A. Myers
                              --------------------------
                                    Roy A. Myers

                              Title:     General Manager
                              ----------------------------
                                       17